Exhibit 99.1

Elicio Therapeutics Reports ELI-002 7P Achieved Robust mKRAS-Specific T Cell

Responses in 99% of Evaluable Patients in Ongoing Phase 2 AMPLIFY-7P Trial

•	ELI-002 induced mKRAS-specific T cell responses in 99% of evaluable patients (89 of 90) who were treated with the investigational vaccine immunotherapy

•	Robust mKRAS-specific T cell responses were observed with an average of 145.3x increase over baseline (median 44.3x; range 2.13-1310x), consistent with prior ELI-002 Phase 1 trial results

•	T cell responses included both mKRAS-specific CD4 and CD8 T cells in 85% of patients

BOSTON, September 17, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced immunogenicity testing data showing that approximately 99% of evaluable patients (89 of 90) enrolled in its ongoing Phase 2 AMPLIFY-7P trial who were administered ELI-002 7P generated strong mKRAS-specific T cell responses, with an average increase of 145.3x over baseline responses, consistent with observations from prior Phase 1 trials of ELI-002.

Robert Connelly, Chief Executive Officer of Elicio, commented, “We are extremely encouraged by the T cell immunogenicity data from the ongoing Phase 2 ELI-002 7P trial. The robust T cell responses observed are highly consistent with our positive Phase 1 results and further enhance our confidence in the ongoing Phase 2 trial, as T cell immune responses in ELI-002 2P and ELI-002 7P Phase 1 trials were significantly correlated with clinical activity in minimal residual disease positive (“MRD+”) patients. These important data set the stage for the final disease-free survival analysis in the AMPLIFY-7P trial, which is anticipated to occur in the fourth quarter of 2025.”

Phase 2 AMPLIFY-7P Immunogenicity Data

	ELI-002 7P (1.4mg & 4.9mg)	ELI-002 7P (4.9 mg)
	Phase 1 (n=12)	Phase 2 (n=90)
Patients	MRD+ only	MRD+ & MRD-
mKRAS T Cell Response
T cell Response Rate (%, n)	100% (12/12)	99% (89/90)
Average Fold Change[a]	71.1x	145.3x
Median Fold Change[a] (range)	18.5x (4.2x to 351x)	44.3x (2.13x to 1310x)
Threshold Above Which Clinical Activity was Correlated (% of Patients Above Threshold)	9.5xc (75% above 9.5x)	TBD (80% above 9.5xc)
Including CD4 + CD8 T cells[b]	75.0%	85.0%
Including Response to 7 mKRAS Antigens[a]	50.0%	67.4%
Including Response to Patient Tumor Antigen[a]	83.3%	87.6%
Overall Antigen Response Rate[d]	66.7% (56/84)	85.7% (540/630)

[a]

Responses shown are best overall responses vs baseline for assessable patients at any timepoint during the assessment period, measured among T cell Responders; TBD = To be Determined; MRD = Minimal Residual Disease

[b]	Measured among evaluable patients with samples assessable by Ex Vivo Intracellular Cytokine Staining assay
[c]

McNeil L.K., et al. 1473 AMPLIFY-7P phase 1a: lymph node-targeted amphiphile therapeutic cancer vaccine in patients with high relapse risk KRAS mutated pancreatic ductal adenocarcinoma and colorectal cancer. Journal for ImmunoTherapy of Cancer. 2024;12. https://doi.org/10.1136/jitc-2024-SITC2024.1473

[d]	Overall Antigen Response Rate calculated as the percentage of positive mKRAS-specific T cell responses among all evaluated patients against all vaccine antigens

ELI-002 2P: Data cutoff 24-Sept-24; ELI-002 7P Phase 1: Data cutoff 24-Sept-24; ELI-002 7P Phase 2: 22-Aug-25

Building on the ELI-002 2P (AMPLIFY-201) and ELI-002 7P (AMPLIFY-7P) Phase 1 trials, which enrolled only MRD+ patients, the Phase 2 AMPLIFY-7P trial also includes MRD-negative (“MRD–”) patients. If Phase 2 results are supportive, expanding to a broader population could enable more PDAC patients to benefit from the vaccine, and also enhance the commercial opportunity for Elicio.

The Company recently published updated Phase 1 ELI-002 2P (AMPLIFY-201) data in Nature Medicine. The results showed that an mKRAS-specific T cell response of approximately 9x over baseline was correlated with clinical activity, including delayed relapse or death in MRD+ patients (i.e., patients who are ctDNA positive or have increased serum tumor biomarkers, such as CA19-9, following completion of locoregional therapy). Responses, including both CD4 and CD8 T cell subsets, showed further correlation with clinical activity.

An Independent Data Monitoring Committee (“IDMC”), following its pre-specified interim review of the unblinded safety and efficacy data in the Company’s Phase 2 AMPLIFY-7P trial, recently recommended that the trial continue to the final analysis without modifications, which Elicio believes is an indication that ELI-002 7P has shown preliminary signals of efficacy.

The Company remains blinded to the Phase 2 trial clinical efficacy outcomes and to any correlation between observed T cell responses and antitumor response in patients.

About ELI-002

Elicio’s lead product candidate, ELI-002, is a structurally novel investigational Amphiphile (“AMP”) cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an off-the-shelf subcutaneous administration.

ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002.

About the Amphiphile Platform

Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies.

Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue.

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio’s AMP technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio’s ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf vaccine approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized vaccines approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer (“CRC”) in Phase 1 trials. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. In the future, Elicio plans to expand ELI-002 to other indications including mKRAS positive lung cancer and other mKRAS positive cancers. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer vaccines candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected final disease-free survival analysis of the Phase 2 AMPLIFY-7P clinical trial; the potential of Elicio’s product candidates and the anticipated benefits and goals of Elicio’s AMP platform, approaches and technology, including the significant correlation of T-cell immune responses with ELI-002 2P and ELI-002 7P in Elicio’s Phase 1 trials with clinical activity in MRD+ patients; the potential for any correlation between the immunogenicity data from the Phase 2 AMPLIFY-7P trial and clinical efficacy outcomes; Elicio’s belief that the IDMC’s recommendation that the Phase 2 AMPLIFY-7P trial continue to the final analysis without modifications indicates that ELI-002 7P has shown preliminary signals of efficacy; the potential to expand to a broader population with supportive Phase 2 results, to enable more PDAC patients to benefit from the vaccine and to expand Elicio’s commercial opportunity; the potential for future expansion of ELI-002 to other indications, including mKRAS positive lung cancer and other mKRAS positive cancers; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the final disease-free survival analysis from the Phase 2 AMPLIFY-7P trial anticipated in the fourth quarter of 2025; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the potential benefits and effectiveness of off-the-shelf vaccine approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on Elicio’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, Elicio’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, and Elicio’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 7, 2025, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact

Brian Ritchie

LifeSci Advisors

(212) 915-2578

britchie@lifesciadvisors.com